EXHIBIT 99.1

Joel Moskowitz	Michael Kraft	Dan Matsui/Gene Heller
Chief Executive Officer	Vice President, Sales/Marketing	Silverman Heller Associates
(714) 549-0412 x-8261	(714) 384-9422	(310) 208-2550

CERADYNE, INC. RECEIVES INITIAL ORDER FOR

SPENT NUCLEAR FUEL STORAGE COMPONENTS

Costa Mesa, Calif.—September 6, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) received its initial order for boron carbide/aluminum metal matrix composite (MMC) components from Transnuclear for more than $1.5 million. The MMC components are for dry storage of spent nuclear fuel and are scheduled for delivery by the end of second-quarter 2007.

Ceradyne Inc.’s new subsidiary, Ceradyne Canada, in Chicoutimi, Quebec, will manufacture the components from MMC ingots, which will be produced by Alcan Inc. utilizing its patented MMC casting process. The components will be integrated into Transnuclear’s NUHOMS® Systems which are used by U.S. nuclear-powered utilities.

Transnuclear is a wholly owned U.S. division of Areva Group, a French-based energy company offering technological solutions worldwide for nuclear power generation and electricity transmission and distribution. For 2005 Areva reported revenues of approximately €10.1 billion, or approximately $13 billion.

Michael Kraft, Ceradyne vice president of sales, marketing and business development, commented: “We are very pleased with this first order, as it confirms the viability of our business strategy with Alcan to not only supply Boral® and boron carbide/aluminum MMCs, but also control all the production steps in the value stream, from the boron carbide powder to final delivery of these critical components. This vertically integrated capability makes Ceradyne unique and provides superior value to end-customers in the nuclear waste containment market.

“Utilizing this capability, and in partnership with Transnuclear, we engineered an MMC that meets the rigorous specifications of their system,” Kraft continued. “We believe in building long-term relationships with our customers and view this as an excellent start in building a major presence in this market. Furthermore, our earlier announcements about entering the MMC market with advanced materials, technical support, and manufacturing capabilities in partnership with Alcan have been well-received by the utilities, spent-fuel storage original equipment manufacturers (OEMs), and fabricators. We look forward to expanding our line of MMCs and Boral® for neutron absorption in both wet and dry storage applications.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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